The Registrant intends to release the following proxy materials to its shareholders on May 4, 2001.

EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 1, 2001

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on June 1, 2001, at the Company's EMS Wireless facility at 2805 Colonnades Ct., Norcross, Georgia, for the following purposes:

1. To elect five members of the Board of Directors to serve during the ensuing year; and

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 23, 2001, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

WILLIAM S. JACOBS, Secretary

Norcross, Georgia

April 30, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

EMS TECHNOLOGIES, INC.

660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 1, 2001

GENERAL INFORMATION

Shareholders' Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on June 1, 2001, at the Company's EMS Wireless facility at 2805 Colonnades Ct., Norcross, Georgia (directions are provided on the back cover of this document). This Proxy Statement is being mailed to shareholders on approximately May 4, 2001.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of five members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the five nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company's Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 23, 2001, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 23, 2001, there were 8,816,936 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

Shareholder Proposals for the 2002 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2002 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than January 5, 2002.

In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company's proxy materials, notice as required by the Company's Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than April 2, 2002; if such notice is not timely received, the matter or nomination will not be considered at the 2002 Annual Meeting.

ELECTION OF DIRECTORS

The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at five. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the five persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during at least the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

		Year First
Name and Principal Occupation		Elected
for the Last Five Years	Age	Director

Alfred G. Hansen	67	1999

Chief Executive Officer (since January 2001) and President (since January 2000) of the Company, and its Chief Operating Officer from January 2000 to January 2001. From 1998 through 1999, Mr. Hansen was President of A.G. Hansen Associates, Inc., Marietta, Georgia, an aerospace marketing and manufacturing consultant. From 1995 to 1998, Mr. Hansen served as Executive Vice President of Lockheed Martin Aeronautical Systems, with broad operational responsibilities for its aerospace business, and as a Vice President of its parent company, Lockheed Martin Corporation. Mr. Hansen retired from the U.S. Air Force in 1989 as a four-star general, serving in his last assignment as Commander of the Air Force Logistics Command.

Jerry H. Lassiter	70	1978
Private investor organizing and managing interests in finance and real estate.

John B. Mowell	66	1984
Non-executive Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, Florida, an investment counseling firm.

Don T. Scartz	58	1995
Senior Vice President and Chief Financial Officer, Treasurer of the Company.

Norman E. Thagard, M.D.	57	1998

Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Director of College Relations, College of Engineering, Florida A&M University - Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space.

Committees and Meetings of the Board of Directors

The Board of Directors has designated a Compensation Committee, which during the past year comprised Messrs. Mowell, Lassiter and Thagard. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers or directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met two times during the last fiscal year. The Board has maintained an Audit Committee, composed during the past year of Messrs. Lassiter and Mowell; additional information about the Audit Committee and its responsibilities appears below, at "Audit Committee." The Board does not have a standing Nominating Committee.

Other committees on which various of the current directors serve are the Executive Committee, comprising Messrs. Mowell (Chairman) and Hansen, which has authority to act between meetings of the full Board; the Finance Committee, comprising Messrs. Lassiter (Chairman), Mowell and Scartz, which has authority to review and make recommendations concerning the Company's financial resources and capital structure; the Science Committee, comprising Dr. Thagard (Chairman) and Mr. Hansen, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company's technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Hansen (Chairman), Mowell and Scartz, which is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors.

During the last fiscal year, there were six meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

Compensation and Other Arrangements with Directors

Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $4,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting, or $1,000 if participation requires substantially a full day's commitment. Travel expenses are paid to out-of-town directors.

The Company grants to its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and subsequent grants of 3,000 shares per year, beginning in the sixth year of participation. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

The Company has established its Directors' Stock Purchase Plan, under which each non-employee director may elect to purchase Company common stock with all or a portion of the cash compensation he would otherwise receive for service on the Board or its committees. Compensation for which an election is in effect is applied to purchases directly from the Company, at the market price in effect on the date the compensation would otherwise be paid. Once made, an election cannot be changed more frequently than once every six months, and shares acquired under the Plan must be held for a minimum of six months prior to sale or other disposition. Participants in the Plan also receive additional options to acquire common stock, based on the level of their participation. The additional options are granted automatically every six months, at the market price on the date of grant, in an amount having a Black-Scholes value at that time equal to 25% of the compensation that the director applied to stock purchases under the Plan during the preceding six months. The options become exercisable after six months, and expire on the sixth anniversary of grant. Each of the non-employee directors participates in this Plan.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 23, 2001, by the Company's directors and named officers, and as of December 31, 2000, by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Kopp Investment Advisors, Inc.	1,230,699	(1)	14.0%
6500 Wedgewood Road
Maple Grove, MN 55311

Eagle Asset Management Inc.	832,200		9.5%
880 Carillon Parkway
St. Petersburg, FL 33733-0520

Dalton, Greiner, Hartman, Maher & Co.	744,230		8.5%
565 Fifth Avenue, Suite 2101
New York, NY 10017

Dimensional Fund Advisors, Inc.	728,049	(2)	8.3%
1299 Ocean Avenue
Santa Monica, CA 90401

Wellington Management Company LLP	439,600	(3)	5.0%
75 State Street
Boston, MA 02109

Alfred G. Hansen	211,000	(4)	2.3%
Jerry H. Lassiter	27,088	(4)	*
John B. Mowell	46,880	(4)	*
Don T. Scartz	94,627	(4)	1.0%
Norman E. Thagard	9,405	(4)	*
John J. Farrell	92,690	(4)	1.0%
T. Gerald Hickman	9,394	(4)	*
All directors and executive officers
as a group (12 persons)	576,196		6.2%

* Percentage of shares beneficially owned does not exceed 1%

(1) Kopp Investment Advisors, Inc. has advised that, as to 970,669 shares, it exercises investment discretion, but does not vote the shares nor is it the owner of record.

(2) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

(3) Wellington Management Company, LLP, Inc. has advised that, as to 180,200 shares, it exercises investment discretion, but does not vote the shares.

(4) Includes shares that are subject to currently exercisable options in the amounts of 206,000 for Mr. Hansen, 18,295 for Mr. Lassiter, 18,308 for Mr. Mowell, 61,906 for Mr. Scartz, 8,074 for Dr. Thagard, 73,750 for Mr. Farrell, 3,000 for Mr. Hickman, and 433,667 for all directors and officers as a group. For Mr. Mowell, this total also includes 8,900 shares as to which he shares voting and investment power with family members but disclaims beneficial interest.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table discloses, for the years ended December 31, 2000, 1999 and 1998, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.

Summary Compensation Table

							Long-Term Compensation		All Other
		Annual Compensation					Awards		Compensation		(3)
								Securities
								Underlying
Name and Principal							Restricted	Options/SAR's
Position During Period	Year	Salary	Bonus		Other	(3)	Stock	(No. of Shares)

Thomas E. Sharon	2000	$297,376	$85,000		$-		$-	-	$23,718	(2)
Chief Executive Officer,	1999	323,846	-		-		-	30,000	23,539
Chairman	1998	294,238	-		-		-	50,000	23,777

Alfred G. Hansen	2000	192,320	-	(1)	-		-	219,600 (1)	24,014	(2)
President, Chief
Operating Officer

Don T. Scartz	2000	200,780	70,300	(1)	-		-	18,300 (1)	34,323	(2)
Senior Vice President,	1999	195,830	-		-		-	15,000	30,689
Chief Financial Officer,	1998	179,619	-		-		-	22,000	28,972
Treasurer

John J. Farrell	2000	241,739	20,000		-		-	18,000	24,618	(2)
Senior Vice President,	1999	234,200	-		-		-	18,000	22,860
President, LXE	1998	214,240	15,000		-		-	30,000	22,833

T. Gerald Hickman	2000	129,892	85,000	(1)	-		-	10,400 (1)	23,956	(2)
Vice President,
General Manager,
EMS Wireless

Footnotes to Summary Compensation Table:

(1) Stock options awarded to Mr. Hansen include 200,000 shares granted in connection with his acceptance of employment as President and Chief Operating Officer, and 19,600 granted as bonus incentive compensation for 2000. Options for Messrs. Scartz and Hickman include 3,300 and 3,900 shares, respectively, granted as incentive compensation for 2000 in addition to the cash bonus amounts.

(2) For 2000, includes, in the case of Dr. Sharon, $2,550 in matching contributions under the 401(k) plan, $4,0468 in benefits associated with split-dollar life insurance arrangements, and $16,700 under the defined contribution retirement plan; in the case of Mr. Hansen, $3,814 in matching contributions under the 401(k) and employee stock purchase plans, and $20,200 under the defined contribution retirement plan; in the case of Mr. Scartz, $3,254 in matching contributions under the 401(k) and employee stock purchase plans, $9,169 under split-dollar life insurance arrangements, and $21,900 under the defined contribution retirement plan; in the case of Mr. Farrell, $5,561 in matching contributions under the 401(k) and stock purchase plans, $8,757 under split-dollar life insurance arrangements, and $10,300 under the defined contribution retirement plan; in the case of Mr. Hickman, $4,156 in matching contributions under the 401(k) and stock purchase plans, and $19,800 under the defined contribution retirement plan. In each case, the split-dollar life insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(3) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

Option Exercises During Last Fiscal Year and Year-End Option Values

The following chart sets forth certain information with respect to the named executives concerning the exercise in 2000 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 2000:

			Number of Shares Underlying		Value of Unexercised
	Year Ended		Unexercised Options			In-the-Money Options at
	December 31, 2000		Held at December 31, 2000			December 31, 2000

	Shares Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas E. Sharon	-	$-	42,000	165,000	$191,250	-
Alfred G. Hansen	-	-	202,400	3,600	-	-
Don T. Scartz	-	-	35,006	52,000	73,175	-
John J. Farrell	-	-	43,750	56,750	-	-
T. Gerald Hickman	-	-	3,000	13,000	-	-

Option Grants During the Last Fiscal Year

	Number of	Percentage of
	Shares	Total Options	Exercise
	Underlying	Granted to	or
	Options	Employees in	Base Price	Expiration	Grant Date
	Granted	Fiscal 2000	Per Share	Date	Present Value	(1)

Thomas E. Sharon	25,000	3.2%	$17.50	2/18/06	$247,025
Alfred G. Hansen	200,000	26.0	11.88	1/01/06	1,512,800

Don T. Scartz	15,000	1.9	17.50	2/18/06	148,215

John J. Farrell	18,000	2.3	17.50	2/18/06	177,858
T. Gerald Hickman	8,000	0.8	17.50	2/18/06	79,048

(1) Based upon the Black-Scholes option pricing model, assuming 0.65 expected volatility, a risk-free rate of return ranging from 4.4% to 5.0%, no dividend yield, and years to exercise ranging from 4 to 6.

Other Transactions

During 1998, the Compensation Committee and Board extended full-recourse loans to Dr. Sharon and William S. Jacobs, Vice President and General Counsel (in the amounts of $100,000 each), and to Mr. Farrell (in the amount of $79,400), to be used for open-market purchases of the Company's common stock. The objective of these loans was to enable these officers to increase their personal financial commitments to the Company and to demonstrate their personal confidence in the Company's future. The loans bear interest at 8%, and initially matured at the end of five years or upon earlier termination of employment, with annual payments of interest and a portion of principal.

During 1999, and in view of the continued decline in the market price of the Company's common stock, the Compensation Committee and Board extended the maturity of the loans by one year, subject to each individual paying the interest accrued during the first year. The purpose of this extension was to avoid imposing a financial obligation that could result in officer sales of the common stock into a weak market. The Compensation Committee and Board also approved an additional $75,000 loan (of which $72,041 was advanced) to Dr. Sharon, on identical terms, to enable him to meet certain financial commitments without making significant sales of the Company's common stock, under pricing conditions that made margin financing impractical.

The additional $75,000 loan to Dr. Sharon has been repaid in full, and the principal balances of the stock purchase loans are currently $87,500 for Dr. Sharon and Mr. Jacobs, and $70,000 for Mr. Farrell. For 2000, interest payments on these various loans were made in the amounts of $13,761 by Dr. Sharon, $7,944 by Mr. Jacobs, and $6,351by Mr. Farrell.

Employment Arrangements

On January 26, 2001, Dr. Sharon resigned as CEO and as a director of the Company, but continued as a part-time employee. The agreement governing these arrangements provides for Dr. Sharon to provide up to 75 days per year of services within his areas of expertise, as requested by the Board or CEO, during the period ending April 30, 2002. During the period of continued employment, Dr. Sharon will be compensated at the rate of $120,000 per year, and will participate in the Company's health insurance plans for employees and officers. The Company will also continue to maintain existing split-dollar life insurance policies on his life, and at the end of the employment period will release the lien for its share of premiums paid, expected to aggregate approximately $163,000, if during that period Dr. Sharon meets certain targets for generating EMS product sales or licensing revenues. Dr. Sharon also received a cash payment of $90,000 in recognition of his extended period of service to the Company, and of the levels of responsibility that he had assumed over the years.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

The Compensation Committee believes the Company's compensation policies should attract and retain experienced and well-qualified executive officers, and provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on long-term appreciation in the market value of the Company's common stock.

Base Salary. In determining 2000 base salaries, the Committee reviewed executive salary data for comparably sized companies in similar industries and information provided through the American Electronics Association annual compensation survey, particularly data for companies having revenues similar to those of the Company. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. In general, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparable companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers. However, for 2000, the Committee concluded that, in view of the Company's disappointing financial performance in 1999, executive salary increases should be limited to 3% except as might be needed to moderate a substantial deviation from the AEA standards.

Annual Incentive Compensation. Under the Company's Executive Annual Incentive Compensation Plan, which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. The target bonus is factored, up or down, based on the Company's (or in the case of divisional officers, the Company's and division's) financial performance against operating income targets, and also based on an individual performance evaluation prepared by the CEO or COO. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

During 2000, the Company as a whole achieved the operating income target, while certain divisions exceeded their objectives but others failed to achieve threshold performance levels. As a result, significant awards were made to the extent an officer's award depended on overall Company performance, but the level of awards to divisional officers varied substantially depending on the performance of the particular division. In each case, however, the Committee reduced the more substantial cash awards by 30%, and instead awarded the affected officers a greater number of stock options than they would otherwise have received. The Committee adopted this approach in order to conserve cash resources and to emphasize the importance of improved share values.

At the time Mr. Hansen accepted employment as President and COO, he agreed that the amount of his annual incentive compensation would be determined under the methodology of the Executive Annual Incentive Compensation Plan, but would be provided to him in the form of stock options, valued under the Black-Scholes model. As a result, Mr. Hansen did not receive cash incentive compensation for 2000.

Long-Term Incentives -- Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. Following its 1997 review of executive compensation practices, the Committee has been seeking to grant options annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee's discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer's base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require a substantial period of service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer's level of responsibility and his or her potential to affect shareholder value.

The option awards included in the Summary Compensation Table generally reflect the Committee's approach to annual option grants during 2000. However, for Mr. Hansen, 200,000 shares were optioned in connection with his acceptance of employment as President and COO, and options for 19,600 shares were granted in 2001 as annual incentive compensation for 2000. Also, 3,300 of the shares optioned to Mr. Scartz, and 3,900 shares to Mr. Hickman, were granted in 2001 as a portion of the incentive compensation paid to them for 2000. In each of these cases, the number of shares awarded as incentive compensation was determined based on Black-Scholes valuations.

Compensation of the Chief Executive Officer. As a result of Mr. Hansen's employment as President and COO in January 2000, the operational responsibilities that Dr. Sharon had previously held were substantially reduced. In light of this development, the Committee concluded that Dr. Sharon's base salary for 2000 should be set at $295,000, which was the minimum salary specified in his employment agreement.

Dr. Sharon's bonus compensation for 2000 was determined by the Committee in connection with his January 2001 resignation as Chairman and CEO. The amount reflects a variety of factors, including a target bonus equal to 60% of base salary, the Company's achievement of the operating income target in effect for 2000 under the Executive Incentive Compensation Plan, the 30% reduction in cash incentive compensation paid to other principal officers, the Committee's evaluation of Dr. Sharon's contributions during the year, and the overall structure of arrangements under which Dr. Sharon submitted his resignation.

As has been the case since 1997, the Committee concluded that for 2000 a grant of stock options, having a Black-Scholes valuation of approximately 90% of base salary, constituted an appropriate level of long-term incentive compensation for Dr. Sharon. The stock options in the Summary Compensation Table were granted based on this approach.

Submitted by the members of the Compensation Committee:

John B. Mowell, Chairman

Jerry H. Lassiter

Norman E. Thagard

Audit Committee

The Audit Committee of the Board is responsible for providing independent oversight of the Company's accounting and financial reporting functions and internal controls, as set out in its written charter attached as Appendix A to this Proxy Statement. The Audit Committee is composed of two directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. During 2000, the Audit Committee held two formal meetings, and its Chairman also consulted on various occasions during the year with members of the accounting staff and the independent auditors.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and for issuing a report thereon. The Company also engages Ernst & Young LLP to perform an independent audit of the annual financial statements of the Company's wholly-owned subsidiary, EMS Technologies Canada, Ltd., and to issue a report thereon. To the extent that the Company's consolidated financial statements include amounts for EMS Technologies Canada, Ltd., the report of KPMG LLP relies upon the report of Ernst & Young LLP. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee met with management, KPMG LLP and Ernst & Young LLP to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firms' independence.

Based upon the Audit Committee's discussions with management, KPMG LLP and Ernst & Young LLP, and the Audit Committee's review of the representations and disclosures of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, being filed with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Jerry H. Lassiter, Chairman

John B. Mowell

Audit Fees

KPMG LLP will bill the Company an aggregate of $300,000 for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000, and for the reviews of the interim financial statements included in the Company's Forms 10-Q for 2000. Ernst & Young LLP will bill the Company an aggregate of $140,000 for professional services rendered for the audit of the annual financial statements of the Company's wholly-owned subsidiary, EMS Technologies Canada, Ltd., for the year ended December 31, 2000, and for the review of the subsidiary's quarterly financial statements consolidated in the Company's Forms 10-Q for 2000.

The aggregate fees billed for all other services by KPMG LLP and Ernst & Young LLP, exclusive of the fees disclosed above relating to the financial statement audit services, during the year ended December 31, 2000, were $323,000 and $243,000, respectively. These other services consisted of the following:

	KPMG LLP	Ernst & Young LLP
Other Fees:
Tax compliance and consulting	$142,000	236,000
Actuarial services for employee benefit plans	104,000	-
Payroll processing and general consultation to European subsidiaries	62,000	-
Audits of employee benefit pans	15,000	7,000
Total other fees	$323,000	243,000

Shareholder Return

The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 1995.

Comparison of Five-Year Cumulative Total Return

EMS Technologies, Inc. Common Stock (ELMG),

S&P Composite-500, and S&P High Technology Composite Indices

Company/Index	Dec '95	Dec '96	Dec '97	Dec '98	Dec '99	Dec '00	3/23/01
S&P 500 INDEX	100	122.96	163.98	210.85	255.21	231.98	200.47
TECHNOLOGY-500	100	141.87	178.89	309.44	541.92	325.42	258.28
ELMG	100	175.00	184.09	127.27	106.82	105.68	144.32

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 2000 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 2000 were filed on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2000 is available through the Company's website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia

April 30, 2001

APPENDIX A

EMS TECHNOLOGIES, INC.

CHARTER OF THE AUDIT COMMITTEE

I. Audit Committee Purpose and General Responsibilities

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting matters.

Monitor the independence and performance of the Company's independent auditors.

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to the independent auditors as well as anyone in the organization.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the independence and experience requirements of the NASD, as from time to time in effect and applicable to the Company. Subject to such requirements, the number and identity of Audit Committee members shall be determined by the Board. The Audit Committee Chair shall be designated by the Board or, if not so designated, by majority vote of the Committee membership.

The Committee shall meet with such frequency as the Chair or any two Committee members shall determine to be appropriate to meeting its responsibilities under this Charter. The Committee shall meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or auditors believe should be discussed.

  Specific Audit Committee Responsibilities and Duties

Review Procedures

The Committee shall:

1. Review Audit Committee Charter. Review and reassess the adequacy of this Charter at least annually and have the document published at least every three years in accordance with SEC regulations.

2. Review Audited Financial Statements. Review the Company's annual audited financial statements prior to filing or distribution, to include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments; recommend whether such statements shall be released for filing with the SEC; and discuss any matters required to be communicated to audit committees in accordance with the AICPA's Statement of Auditing Standards (SAS) 61.

3. Consider Integrity of Financial Reporting Processes and Controls. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls, to include discussing significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures, and reviewing internal control reviews prepared by the independent auditors, together with management's responses.

4. Assure That Quarterly Financial Results Are Reviewed. Assure that the Company's quarterly financial results are reviewed by the independent auditors prior to their release; inquire of the independent auditors whether any matters arising in connection with such review are required to be communicated in accordance with SAS 61, and review any such matters.

Independent Auditors

In order to monitor the independence and performance of the Company's independent auditors, the Committee shall:

5. Review Independence and Performance. Reflecting that the independent auditors are ultimately accountable to the Committee and the Board of Directors, the Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors, and shall approve any discharge of auditors when circumstances warrant.

6. Approve Fees. The Committee shall approve the fees and other significant compensation to be paid to the independent auditors. The Audit Committee shall also review and approve proposals for significant management consulting engagements to be performed by the independent auditors' firm, and shall be advised of any other significant activity undertaken at the request of management that is beyond the scope of the audit engagement letter.

7. Review Significant Relationships. On an annual basis, the Committee shall obtain from the independent auditors a written statement of all significant relationships they have with the Company that could impair their independence or objectivity, shall discuss such matters with the auditors, and shall take (or recommend to the Board) appropriate actions to assure auditor independence.

8. Review Audit Plan and Engagement Letter. The Committee shall review the independent auditors' annual audit plan and engagement letter. This review may include such issues as scope, staffing, locations, reliance upon management, and general audit approach.

9. Consider Auditors' Judgments About the Quality of the Company's Accounting Principles. The Committee shall consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Other Audit Committee Responsibilities

The Committee shall:

10. Annually prepare a report to shareholders to be included in the Company's annual proxy statement, as required by SEC regulations.

11. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

12. Maintain minutes of meetings, and periodically report to the Board of Directors concerning its activities.

EMS TECHNOLOGIES, INC.

The undersigned hereby appoints Alfred G. Hansen, Don T. Scartz and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 1st day of June 2001, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR ____ or WITHHOLD AUTHORITY to vote for ____ electing the following five members of the Board of Directors, except as marked to the contrary.

Alfred G. Hansen, Jerry H. Lassiter, John B. Mowell, Don T. Scartz, Norman E. Thagard

INSTRUCTIONS: A shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.

(2) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED HEREON. IF NO INDICATION IS MADE, IT WILL BE VOTED "FOR" THE LISTED NOMINEES.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

EMS TECHNOLOGIES, INC.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To Shareholders:

Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires no postage. Please sign exactly as your name appears below and indicate any change of address.

Dated:________________________________________, 2001

_____________________________________________ (L.S.)

__________________________________________________ (L.S.)

Signature(s) should correspond with name(s) on reverse side. When signing in a fiduciary or representative capacity, give full title as such.